Exhibit 16.1




January 3, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated January 3, 2003 of Decorize, Inc. and are in agreement with the statements contained in the paragraph 2 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                     /s/ Ernst & Young LLP